Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-180342

Final Term Sheet

2.875% Notes due October 1, 2018

Issuer:	Ford Motor Credit Company LLC

Size:	$1,000,000,000

Maturity:	October 1, 2018

Trade Date:	September 26, 2013

Coupon:	2.875%

Benchmark Treasury:	1.375% due September 30, 2018

Benchmark Treasury Yield and Price:	1.433%; 99-23

Yield to Maturity:	2.883%

Spread to Benchmark Treasury:	+145 basis points

Settlement Date:	October 1, 2013 (T+3)

Price to Public:	99.963% of principal amount

Proceeds (Before Expenses) to Issuer:	$996,130,000 (99.613%)

Interest Payment Dates:	Semi-annually on each April 1 and October 1, beginning April 1, 2014

Joint Book-Running Managers:	Banco Bradseco BBI S.A. BNP Paribas Securities Corp. Goldman, Sachs & Co. J.P. Morgan Securities LLC

CUSIP/ISIN:	345397WL3 / US345397WL33

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Banco Bradesco BBI S.A., toll-free at 1-212-888-9145; BNP Paribas Securities Corp., toll free at 1-800-854-5674; Goldman, Sachs & Co., toll-free at 1-866-471-2526 or J.P. Morgan Securities LLC, collect at 1-212-834-4533.